Exhibit 10.9

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made as of this 27th day of June, 2008 by and between Stephen E. Cox (“Client”), and Capital Once Resource Co., Ltd., a Brunei company (“Consultant”).  Client and Consultant may collectively be referred to as the “Parties”.

W I T N E S S E T H:

WHEREAS, Client desires to engage the services of Consultant to provide Client with the services as more fully set forth in this Agreement; and

WHEREAS, Consultant is desirous of performing such services on behalf of Client.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the parties hereto agree as follows:

1.  Consulting Services.  Upon the terms and subject to the conditions contained in this Agreement, Consultant hereby agrees that it shall, during the term of this Agreement, undertake the performance of the following services (the “Services”):

a.	Familiarize itself, to the extent appropriate and feasible, with the business, operations, properties, financial condition, management and prospects of Cox Distributing, Inc. (“Cox Distributing”);

b.
Identify, evaluate, structure and provide advice in connection with potential mergers and acquisitions, divestitures, spin-offs, joint ventures and other corporate transactions and in particular the possible acquisition of Armco & Metawise (H.K.) Limited, a Hong Kong company (“Armco”) by Cox Distributing (the “Armco Acquisition”); and

c.	Provide such other services upon which the Parties may mutually agree.

2. Term. This Agreement shall terminate upon the earlier of the closing of the Armco Acquisition or 60 days after the date hereof.

3. Consulting Fees. Client shall pay Consultant for providing the Services by transferring to Consultant 496,000 shares of Cox Distributing’s Common Stock, $0.001 par value (the “Shares”) upon the signing of this Agreement by the Parties (the “Consulting Fees”).  The Consulting Fees shall be deemed fully earned by Consultant upon the closing of the Armco Acquisition.

4.  Warranties.  Consultant warrants that the Services to be provided under this Agreement shall be performed by qualified personnel in a professional manner employing reasonable commercial efforts.  This warranty shall be valid for a period of thirty (30) days from the performance of the Services.  Except as specifically provided in this Section 4, Consultant disclaims any and all other warranties with respect to the services provided hereunder, including without limitation any implied warranty of merchantability or fitness for a particular purpose. Consultant does not warrant the results of any services. In addition, Client acknowledges and agrees that Consultant is not engaged in the practice of law or the provision of legal services, and that Client alone is completely and independently responsible for compliance with all state, federal and international laws applicable to Client and the operation of its business.  Consultant’s entire liability to Client (or any other person or entity) for any loss or damages resulting from any breach of this Agreement, claims, demands or actions arising out of or relating to the Services, whether in contract, tort (including negligence) or otherwise, shall not exceed the sum of $5,000.  In no event will Consultant or its affiliates be liable for any damages caused by the Client's action or inaction, or for any indirect, incidental, consequential, special, punitive or exemplary damages or lost profits, including, but not limited to, damages for loss of business profits, business interruption, loss of business information, data, goodwill or other pecuniary loss arising from Consultant’s failure to provide the Services even if Consultant has been advised of the possibility of such damages.

5. Indemnification.  Client agrees to indemnify and hold the Consultant and its subsidiaries and their respective officers, directors, employees and agents and (collectively, the “Consultant Indemnitees”) harmless from all Consultant Indemnified Liabilities.  For this purpose, “Consultant Indemnified Liabilities” shall mean all suits, proceedings, claims, expenses, losses, costs, liabilities, judgments, deficiencies, assessments, actions, investigations, penalties, fines, settlements, interest and damages (including reasonable attorneys’ fees and expenses), whether suit is instituted or not and, if instituted, whether at any trial or appellate level, and whether raised by the parties hereto or a third party, incurred or suffered by the Consultant Indemnitees or any of them arising from, in connection with or as a result of Consultant’s performance of the Services set forth in this Agreement.

6. Termination. Either Party may terminate this Agreement upon thirty (30) days prior written notice to the other Party, but such termination shall not affect the Consulting Fees paid by Client to Consultant pursuant to Section 3 of this Agreement.  All Consulting Fees provided under this Agreement are deemed fully earned by Consultant upon the earlier of: (a) the date provided for elsewhere in this Agreement; or (b) the date of termination.  In the event of a termination of this Agreement, Client shall not be entitled to any refund of any Consulting Fees paid to Consultant under this Agreement. From and after termination of this Agreement, the Parties shall continue to be bound by such provisions of this Agreement as by their nature survive such events, including, without limitation, Sections 5 and 11.

7.  Assignment and Subcontractors. This Agreement shall be assignable by Consultant. Client acknowledges that from time to time, Consultant may enlist a subcontractor to perform some of the Services provided to Customer. In the event services to be performed as outlined in this Agreement are subcontracted to a third party, the third party shall accept responsibility for the performance of such activities. Consultant will cease to bear any responsibility related to the performance of subcontracted services; however the Consultant will act as liaison between the subcontractor and Client, to monitor the performance of services to be provided by any third party.

8.  Modifications.  This Agreement can only be modified by a written agreement duly signed by persons authorized to sign agreements on behalf of Client and Consultant, and variance from or addition to the terms and conditions of this Agreement or other written notification will be of no effect.  The failure of any Party to enforce any right it is granted herein, or to require the performance by the other Party hereto of any provision of this Agreement, or the waiver by any Party of any breach of this Agreement, shall not prevent a subsequent exercise or enforcement of such provisions or be deemed a waiver of any subsequent breach of this Agreement.

9.  Entire Understanding.  This Agreement represents the entire understanding and agreement between the Parties with respect to the subject matter hereof, and merges all prior discussions between them and supersedes and replaces any and every other agreement or understanding which may have existed between the Parties to the extent that any such agreement or understanding relates to providing services to Client. To the extent, if any, that the terms and conditions of Client’s orders or other correspondence are inconsistent with this Agreement, this Agreement shall control.

10.  Force Majeure.  No delay, failure or default in performance of any obligation by either Party, excepting all obligations to make payments hereunder, shall constitute a breach of this Agreement to the extent caused by, in whole or in part, the other Party (and within the other party’s reasonable control) or an act of God, war, civil disturbance, terrorist act, court order, labor dispute, or other cause beyond its reasonable control, and such nonperformance will not be a default under this Agreement.

11.  Laws, Severability, Venue, Waivers.  The validity of this Agreement and the rights, obligations and relations of the Parties hereunder shall be construed and determined under and in accordance with the laws of the State of Florida, without regard to conflicts of law principles thereunder provided, however, that if any provision of this Agreement is determined by a court of competent jurisdiction to be in violation of any applicable law or otherwise invalid or unenforceable, such provision shall to such extent as it shall be determined to be illegal, invalid or unenforceable under such law be deemed null and void, but this Agreement shall otherwise remain in full force.  Suit to enforce any provision of this Agreement, or any right, remedy or other matter arising therefrom, will be brought exclusively in the state or federal courts located in Broward County, Florida.  Client agrees and consents to venue in Broward County, Florida and to the in personam jurisdiction of these courts and hereby irrevocably waives any right to a trial by jury.

12.  Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

13.  Other Activities. Nothing contained herein shall prevent Consultant from acquiring or participating in a transaction of any kind with any other entity proposed by Consultant to be acquired by Client. Such transaction may be acquired at a price and upon terms and conditions more or less favorable than those offered to Client.

14.  Disclaimer. Consultant acknowledges that it has and will during the term of this Agreement, rely upon information provided by Client in connection with the performance of the Services and in accepting the Client’s securities as full or partial payment of the Consulting Fees under this Agreement.

15.  Notices. All notices to be given hereunder shall be in writing, with fax notices being an acceptable substitute for mail and/or and delivery to:

Consultant:	Client:
Capital Once Resource Co., Ltd. 431 Fairway Drive Deerfield Beach, Florida 33441 Fax: (954) 363-7320 Attn. General Counsel	Stephen E. Cox 105 Pearl Cokeville, Wyoming 83114 Fax: _______________________

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Client: /s/ Stephen E. Cox Stephen E. Cox	Consultant: Capital Onc Resource Co., Ltd. By: /s/ Xiaowen Zhuang Name: Xiaowen Zhuang Title: General Manager